Exhibit 3.2

Execution Copy

WIDEOPENWEST FINANCE, LLC

SECOND AMENDED AND RESTATED LIMITED

LIABILITY COMPANY AGREEMENT

Dated as of July 17, 2012

THE INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS.  SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH OR REFERRED TO HEREIN.

WIDEOPENWEST FINANCE, LLC

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY

AGREEMENT

This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of WideOpenWest Finance, LLC (the “Company”), dated and effective as of July 17, 2012, is entered into by and among WideOpenWest Illinois, Inc. a Delaware corporation (“WOW Illinois”), WideOpenWest Cleveland, Inc., a Delaware corporation (“WOW Cleveland”), WideOpenWest Ohio, Inc., a Delaware corporation (“WOW Ohio”), WideOpenWest Networks, Inc., a Delaware corporation (“WOW Networks”), WOW Sigecom, Inc., a Delaware corporation (“WOW Sigecom”), WideOpenWest Kite, Inc., a Delaware corporation (“WOW Kite”), and any and all Persons who hereafter become Members.

WHEREAS, the parties hereto wish to amend and restate the Amended and Restated Limited Liability Company Agreement of the Company entered into on May 1, 2006 by and among the WOW Illinois, WOW Cleveland, WOW Ohio and WOW Networks (the “First Amended Agreement”), as amended by the Amended and Restated Sigecom Omnibus Amendment dated as of December 26, 2006 (the “2006 Amendment”), as further amended by the Second Amendment to the First Amended Agreement entered into as of June 22, 2007 (the “2007 Amendment”), as further amended by the Third Amendment to the First Amended Agreement entered into as of May 18, 201 0 (the “2010 Amendment”), and as further amended by the Fourth Amendment to the First Amended Agreement entered into as of January 13, 2012 (the “2012 Amendment”, and the First Amended Agreement as so amended, the “Existing Agreement”);

WHEREAS, the First Amended Agreement amended and restated the limited liability company agreement of the Company that was entered into on November 13, 2001 by and among WOW Illinois, WOW Cleveland, WOW Ohio and WideOpenWest Michigan, Inc., a Delaware corporation (the “Original Agreement”);

WHEREAS, the 2006 Amendment was entered into in connection with the acquisition by the Company of Sigecom, LLC, an Indiana limited liability company, and the admission of WOW Sigecom to the Company as a Member;

WHEREAS, the 2007 Amendment was entered into in connection with additional borrowing undertaken by the Company and a Distribution made by the Company;

WHEREAS, the 2010 Amendment was entered into in connection with additional borrowing undertaken by the Company, a refinancing of then-existing debt of the Company and a Distribution made by the Company;

WHEREAS, the 2012 Amendment was entered into in connection with the acquisition by WideOpenWest Mid-Michigan, LLC, a Delaware limited liability company, of certain assets from Broadstripe, LLC, a Delaware limited liability company, Summit Cablevision, L.P., a Washington limited partnership, CP NW1, L.L.C., a Washington limited liability company, and CP NW2, L.L.C., a Washington limited liability company;

WHEREAS, under the Existing Agreement, WOW Illinois, WOW Cleveland, WOW Ohio, WOW Networks and WOW Sigecom currently have the respective Interests ascribed to them therein, including the Class A Interests specified opposite their respective names on Schedule I thereto, which for reference is reproduced in Schedule I-A of this Agreement;

WHEREAS, in connection with the acquisition by the Company of Knology, Inc., a Delaware corporation (“Knology”), pursuant to an Agreement and Plan of Merger by and among the Company, Kingston Merger Sub, Inc., a Delaware Corporation, and Knology (the “Merger Agreement”), as of the date hereof the Company is refinancing its existing indebtedness and incurring additional indebtedness, and WOW Kite will be contributing cash to the Company; and

WHEREAS, the parties hereto wish to admit WOW Kite as a Member as of the date hereof.

NOW, THEREFORE, The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following definitions will be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“2006 Amendment” has the meaning specified in the preamble hereto.

“2007 Amendment” has the meaning specified in the preamble hereto.

“2010 Amendment” has the meaning specified in the preamble hereto.

“Agreement” means this Second Amended and Restated Limited Liability Company Agreement.

“Allocation Percentage” of a Member at any time means the percentage obtained by dividing the number of Class A Interests held by such Member at such time by the number of Class A Interests held by all Members at such time.

“Board” has the meaning specified in Section 6.1(a).

“Capital Accounts” means the capital accounts maintained for the Interests pursuant to Section 3.2.

“Capital Contribution” means the amount of any cash or cash equivalents, and the fair market value of any other property, that a Member contributes to the Company.

“Class A Interest” means an Interest representing a fractional part of the membership interests of the Company and having the rights and obligations specified with respect to Class A Interests in this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended and effective as of the date hereof.

“Company” has the meaning specified in the preamble hereto.

“Debt Financing” has the meaning specified in the Merger Agreement.

“Delaware Act” means the Delaware Limited Liability Company Act. 6 Del. Code Ann. tit. 6. §§ 18-10 I, et seq., as in effect from time to time, and any successor thereto.

“Distribution” means each distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution, redemption, repurchase or otherwise; provided that neither of the following will be a Distribution: (a) any recapitalization or exchange solely of securities of the Company, or (b) any subdivision (by Interest split or otherwise) or any combination (by reverse Interest split or otherwise) of any outstanding Interests.

“First Amended Agreement” has the meaning specified in the recitals hereto.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.2.

“Interest” means a fractional part of the membership interests of the Company; provided that any class of Interests issued will have designations, preferences or special rights set forth in this Agreement and the attributes of the membership interest represented by such class of Interests will be determined in accordance with such designations, preferences or special rights.

“Knology” has the meaning specified in the preamble hereto.

“Member” means each of the members named on Schedule 1-B attached hereto who has executed this Agreement or a counterpart hereof and each Person who may hereafter be admitted as a Member in accordance with the terms of this Agreement.  The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Merger Agreement” has the meaning specified in the preamble hereto.

“Net Profits” means, for any period, all income earned or received by the Company, less all general, administrative, office and other expenses incurred by the Company, including legal and accounting expenses, consulting fees, interest expenses, depreciation, salaries, bonuses and all other expenses of any kind incurred by the Company.

“Original Agreement” has the meaning specified in the recitals hereto.

“Person” means an individual or a corporation, partnership, limited liability company, trust, unincorporated organization, association or other entity.

“Pledge Agreement” means that certain Pledge Agreement, dated the date hereof, among the Company, Credit Suisse AG, Cayman Islands Branch, as Administrative Agent, and the other parties thereto.

“Subsidiary” means each of the subsidiaries named on Schedule 1-B attached hereto.

“Tax Matters Partner” has the meaning specified in Section 9.3.

“UCC” has the meaning specified in Section 5.1.

“WOW Cleveland” has the meaning specified in the preamble hereto.

“WOW Illinois” has the meaning specified in the preamble hereto.

“WOW Kite” has the meaning specified in the preamble hereto.

“WOW Networks” has the meaning specified in the preamble hereto.

“WOW Ohio” has the meaning specified in the preamble hereto.

“WOW Sigecom” has the meaning specified in the preamble hereto.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1 Organization of the Company.  The Company was organized pursuant to the provisions of the Delaware Act on November 13, 2001.  Except as expressly provided in this Agreement to the contrary, the rights and obligations of the Members and the administration and termination of the Company will be governed by the Delaware Act.

2.2 Name.  The name of the Company will be “WideOpenWest Finance, LLC”.  The Board may change the name of the Company at any time and from time to time. The Company’s business may be conducted under its name and/or any other name(s) deemed advisable by the Board.

2.3 Purpose. The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act.  The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing.  Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by law to a limited liability company organized under the laws of the State of Delaware.

2.4 Principal Office; Registered Office.  The principal office of the Company will be at 7807 East Peakview Avenue, Suite 400, Englewood, Colorado 80111, or at such other place as the Board may from time to time designate.  The Company may maintain offices at such other place or places as the Board deems advisable.  The address of the registered office of the Company in the State of Delaware will be c/o Corporation Service Company, 2711 Centerville

Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process on the Company in the State of Delaware at such registered office will be Corporation Service Company.

2.5 Term.  The Company will continue in existence until the termination or dissolution of the Company in accordance with the provisions of Article XIII.

2.6 No State Law Partnership.  The Members intend that the Company shall not constitute or be treated as a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member shall be a partner or joint venturer of any other Member, for any purpose other than federal and, if applicable, state and local income tax purposes, and this Agreement shall not be construed to the contrary.  The Members intend that the Company shall be treated as a partnership for federal, and if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.  None of the Members and the Board shall make any election under Treasury Regulations Section 301.7701-3, or any comparable provisions of state or local law, to treat the Company as an entity other than a partnership for federal, state or local income tax purposes.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions.

(a) Each of WOW Illinois, WOW Cleveland and WOW Ohio previously made Capital Contributions to the Company in exchange for the respective Interests ascribed to them in the Original Agreement, including the Class A Interests specified opposite their respective names on Schedule I of the Original Agreement.  WOW Networks previously made a Capital Contribution to the Company in exchange for the Interests ascribed to it in the First Amended Agreement.

(b) On or prior to the date hereof, WOW Kite shall contribute $200,000,000 in cash to the Company.

(c) From and after the time that the Company incurs the Debt Financing, WOW Illinois, WOW Cleveland, WOW Ohio, WOW Networks, WOW Sigecom and WOW Kite shall have the respective Interests ascribed to them in this Agreement, including the Class A Interests specified opposite their respective names on Schedule I-B of this Agreement.

3.2 Capital Accounts; Allocations.  A Capital Account will be established for each Member on the books of the Company and will be adjusted as follows:

(a) Capital Contributions.  A Member’s Capital Contribution will be credited to its Capital Account when and as received by the Company (or when cash otherwise due to it was withheld).

(b) Allocations.

(i)             Subject to Section 3.2(b)Ciii), each item of income, gain, loss, deduction or credit of the Company for each Fiscal Year which demonstrably and uniquely relates to a single Subsidiary listed on Schedule 1-B attached hereto (or any subsidiary directly or indirectly wholly-owned by such Subsidiary) shall be credited or debited, as the case may be, to the Capital Account of the Member whose name is set forth opposite the name of such Subsidiary on Schedule 1-B.

(ii)            All remaining Net Profits of the Company (whether positive or negative) for each Fiscal Year shall be credited or debited, as the case may be, to the Capital Accounts of the Members in proportion to their respective Allocation Percentages.  For the avoidance of doubt, all interest deductions for any Fiscal Year attributable to the Debt Financing or other third-party debt incurred by the Company, shall be debited to the Capital Accounts of the Members in proportion to their respective Allocation Percentages.

(iii)         Any non-recourse deductions (as defined in Treasury Regulation §I.704-2(b)(1)) of the Company for any Fiscal Year shall be allocated among the Members in proportion to their respective Allocation Percentages.

(iv)           For purposes of Section 752 of the Code and the Treasury Regulations thereunder, each Member’s share of the Debt Financing and any other “recourse liabilities” or “nonrecourse liabilities” (as defined in Treasury Regulations §1.752-1) of the Company shall be equal to such Member’s Allocation Percentage.

(c)  Distributions.  Any amount Distributed to a Member will be debited against its Capital Account.

Except as set forth above, the Members’ Capital Accounts normally will be adjusted on an annual basis, but the Capital Accounts may be adjusted more often if circumstances make it advisable in the judgment of the Board.  Where allocations are made more often than annually, the relevant item of income, expense, etc., being allocated will be estimated and if subsequent year-end or other adjustments affect allocations previously made, such adjustments will be recorded when determined, in each case, as the Board may reasonably determine is necessary.

3.3 Interest.  No interest will be paid by the Company on Capital Contributions or on balances in Capital Accounts except as expressly set forth herein.

3.4 No Withdrawal.  No Person will be entitled to withdraw any part of his Capital Contribution or Capital Account or to receive any Distribution from the Company, except as expressly provided herein.

ARTICLE IV DISTRIBUTIONS AND

ALLOCATIONS

4.1 Distributions.

(a) Order of Priority Generally.  The Board may in its sole discretion cause the Company to make Distributions at any time in proportion to the Members’ respective Allocation

Percentages; provided that Distributions pursuant to this Section 4.1(a) out of Net Profits (or items included therein) that relate demonstrably and uniquely to a single Subsidiary (or any subsidiary directly or indirectly wholly-owned by such Subsidiary) shall be distributed to the Member whose name is set forth opposite the name of such Subsidiary on Schedule 1-B. To the extent Distributions represent a return of capital to the Members (i.e., Distributions other than out of Net Profits or items included therein), any Distribution which demonstrably and uniquely relates to a single Subsidiary (or any subsidiary directly or indirectly wholly-owned by such Subsidiary) shall be made to the Member whose name is set forth opposite the name of such Subsidiary on Schedule 1-B.

(b) Tax Distributions.  Notwithstanding the priority of Distributions in Section 4.1(a), the Company will, consistent with any restrictions which may be imposed by any creditor of the Company or applicable law, make Distributions to each Member in amounts such that, prior to April 15 of each calendar year, each Member has received Distributions (whether pursuant to this Section 4.1 or otherwise) in aggregate amounts which equal not less than the sum for the immediately preceding Fiscal Year and for all prior Fiscal Years of (i) the amount of taxable income allocated to such Member for such Fiscal Years, reduced by the amount of taxable losses allocated to such Member for such Fiscal Years, multiplied by (ii) the maximum aggregate marginal tax rate applicable to corporate taxpayers pursuant to the Code and any applicable state and/or local tax law in respect of income recognized during such immediately preceding Fiscal Year.  The Company will use reasonable efforts to cause such Distributions to be made in a manner which permits such Members to use the proceeds of such Distributions to make on a timely basis all required estimated payments of income taxes in respect of the taxable income so allocated to them.  The Distributions required by this Section 4.1(b) will be made without regard for the relative priorities and amounts set forth in Section 4.1(a).  Distributions made pursuant to this Section 4.1(b) shall be taken into account as advances on Distributions made pursuant to Section 4.1(a), and shall (to the extent not previously taken into account pursuant to this sentence) reduce the Distributions to be made to any Member under Section 4.1(a), when and as paid by the Company.

ARTICLEV CLASS A
INTERESTS

5.1 Article 8 Election.  The Company hereby irrevocably elects that all Class A Interests shall be securities governed by Article 8 of the Delaware Uniform Commercial Code (the “UCC”), and shall be represented by certificates and are “certificated securities” as defined in Article 8 of the UCC.  Each certificate evidencing Class A Interests shall bear the following legend: “This certificate evidences a Class A Interest in WideOpenWest Finance, LLC and shall be a security for purposes of Article 8 of the Delaware Uniform Commercial Code.” No change to this provision shall be effective until all outstanding certificates have been surrendered for cancellation and any new certificates thereafter issued shall not bear the foregoing legend.

ARTICLE VI

MANAGEMENT

6.1         Board of Managers.

(a)          The Board of Managers of the Company (the “Board”) shall manage the Company in accordance with this Agreement.  The actions of the Board taken in such capacity and in accordance with this Agreement shall bind the Company.  The names of the initial members of the Board are set forth on the attached Schedule II.

(b)          The Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business, operations and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purpose of the Company as set forth herein.  Subject to the provisions of this Agreement, the Board shall have general and active management of the business and operations of the Company.  In addition, the Board shall have such other powers and duties as may be prescribed by the Members or this Agreement.  Such duties may be delegated by the Board to officers, agents or employees of the Company as the Board may deem appropriate from time to time.

(c)          Members of the Board, in their capacity as such, shall not be entitled to remuneration for acting in the Company business.

(d)          In the event that any member of the Board designated hereunder resigns, or for any other reason ceases to serve as a member of the Board during his or her term of office, the resulting vacancy on the Board is to be filled by the Members upon the affirmative vote of the Members holding a majority of the outstanding Class A Interests.

6.2 Officers.

(a) The Board may, from time to time, designate one or more persons to be officers of the Company.  No officer need be a member of the Company.  Any officers so designated will have such authority and perform such duties as the Board may, from time to time, delegate to them.  The Board may assign titles to particular officers, including, without limitation, chairman, chief executive officer, president, vice president, chief operating officer, secretary, assistant secretary, treasurer and assistant treasurer.  Each officer will hold office until his or her successor will be duly designated and will qualify or until his or her death or until he or she will resign or will have been removed.  Any number of offices may be held by the same person.  The salaries or other compensation, if any, of the officers and agents of the Company will be fixed from time to time by the Board or by any officer acting within his or her authority. Any officer may be removed as such, with or without cause, by the Board whenever in its judgment the best interests of the Company will be served thereby.  Any vacancy occurring in any office of the Company may be filled by the Board.  The names of the initial officers of the Company, and their respective titles, are set forth on the attached Schedule III.

ARTICLE VII

RIGHTS AND OBLIGATIONS OF MEMBERS

7.1 Limitation of Liability.  The Members will have no liability for Company liabilities and losses except as otherwise provided in the following sentence or in the Delaware Act.  A Member’s liability for Company liabilities and losses will be limited to the Company’s assets;

provided that each Member will be required to return to the Company any Distribution made to it in error.

7.2 No Right of Partition.  No Member will have the right to seek or obtain partition by court decree or operation of law of any Company property, or the right to own or use particular or individual assets of the Company.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

8.1 Records and Accounting.  The Company will keep, at its principal offices, appropriate books and records with respect to the Company’s business.  All decisions as to accounting matters will be made by the Board, except as provided in Article IX.

8.2 Fiscal Year.  The Fiscal Year of the Company will end on December 31 of each year.

ARTICLE IX

TAX MATTERS

9.1 Preparation of Tax Returns.  The Tax Matters Partner will arrange for the preparation and timely filing of all tax returns required to be filed by the Company.

9.2 Tax Elections.  The taxable year of the Company will be the Fiscal Year set forth in Section 8.2, unless the Board determines otherwise in compliance with applicable laws.  The Tax Matters Partner will determine whether to make or revoke any available election pursuant to the Code.  Each Member will upon request supply the information necessary to give proper effect to any such election.

9.3 Tax Controversies.  WOW Illinois is hereby appointed to serve as the tax matters partner of the Company (as defined in Code Section 6231) (the “Tax Matters Partner”), and is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith.

9.4 Tax Allocations and Reports.

(a) In accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and the value on contribution thereof using any reasonable method selected by the Board.

(b) If any Member is treated for income tax purposes as realizing ordinary income because of receipt of its Company interest (whether under Code §83 or any other applicable law, rule, regulation or doctrine) and the Company is entitled to any offsetting deduction, the

Company’s deduction will be allocated among the Members in such manner as to, as nearly as possible, offset such ordinary income realized by such Member.

(c) Notwithstanding  any other provision of this Agreement, if any Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation §1.704-l(b)(2)(ii)(d)(4), (5) or (6) which gives rise to a negative Capital  Account (or which would give rise to a negative Capital Account when added to expected adjustments, allocations or distributions of the same type), such Member will be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible; provided, that the Company’s  subsequent  income, gains, losses, deductions and credits will be allocated among the Members so as to achieve as nearly as possible the results that would have been achieved if this clause (c) had not been in this Agreement, except that no such allocation will be made which would violate the provisions or purposes of Treasury Regulation §1.704-l(b)(2).

(d) Except as otherwise provided herein, for U.S. federal, state and local income tax purposes, the income, gains, losses and deductions of the Company shall, for each taxable period, be allocated among the Members in the manner and in the same proportion that such items have been allocated among the Members’ respective Capital Accounts.

ARTICLE  X

VOTING; AMENDMENTS; EFFECTIVENESS

10.1      Voting Rights.

(a) Anything herein to the contrary notwithstanding, the Members may dissolve the Company upon the affirmative vote of Members which own a majority of the outstanding Class A Interests.

(b) Any action that may be taken at a Members’ meeting may be taken without a meeting, without a vote and without prior notice, if a consent in writing, setting forth the action so taken, is signed by Members owning not less than the minimum number of Interests of the type(s)  that  would  be  necessary  to  authorize  or  take  such  action  at a  meeting  at  which  all Members entitled to vote thereon were present and voted.  All such consents shall be filed with the Board and maintained in the Company’s records.

(c) Members holding Class A Interests shall have one vote per Class A Interest held.

10.2      Amendments. This Agreement may be amended upon the affirmative vote of the Members which own a majority of the outstanding Class A Interests.

10.3      Effectiveness.  This Agreement and the amendments to the Existing Agreement effected hereby are effective as of the date hereof from and after the time that the Company incurs the Debt Financing.

ARTICLE XI TRANSFER OF

 INTERESTS

11.1      Transfer in  General.   Except as contemplated  by the Pledge  Agreement,  no Member will transfer any Interest without the consent of Members holding a majority of the Class A Interests.   Any  purported  transfer of an Interest  (other than as contemplated  by the Pledge Agreement) will be void and will not bind or be recognized by the Company, and for purposes of this Agreement, the Company will recognize the purported transferor as continuing to be the owner of the Interest purported to be transferred.

ARTICLE XII

LIQUIDATION

12.1      Liquidation.  Upon termination, the Company  will be liquidated in an orderly manner.  The Member or Members designated by the Board will be the liquidator(s) to wind up the affairs of the Company  pursuant to this Agreement.   Upon termination of the Company, a final allocation of all items of income, loss and expense will be made in accordance with Article III  and  all  other  relevant  provisions  of  this  Agreement  and  the  Company’s  liabilities  and obligations to its creditors will be paid or adequately provided for prior to any distributions to the Members.  After payment or provision for payment of all debts of the Company, the remaining assets, if any will be distributed among the Members in accordance with Section 4.1.

ARTICLE XIII

 GENERAL PROVISIONS

13.1      Notices.  Any notice, demand, request or report required or permitted to be given or made to any Person under this Agreement will be in writing.

13.2      Binding  Effect.  This Agreement will be binding upon the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and assigns (whether or not permitted), and will inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors, legal representatives and permitted assigns.

13.3      Waiver.  No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent  upon a breach thereof will constitute waiver of any such breach or  any  other covenant, duty, agreement or condition.

13.4      Counterparts.  This Agreement may be executed in separate counterparts, each of which will be an original and all of which together will constitute one and the same agreement binding on all the parties hereto.

13.5      Applicable Law.  The Delaware Act and the laws of the State of Delaware (other than any conflicts or choice of law principles that would cause the laws of any other jurisdiction to be applied) will govern all issues concerning the relative rights of the Company and its Members.

13.6      Invalidity of Provisions.  If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement will not be affected in any respect.

13.7      Number and Gender.  Whenever required by the context,  any pronoun used in this Agreement will include the corresponding masculine,  feminine or neuter forms,  and the singular form of nouns, pronouns and verbs will include the plural and vice versa.

13.8      Further Action.  The parties will execute and deliver all documents,  provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

13.9      Including.  Whenever the term “including” is used in this Agreement in connection with a listing of items included within a prior reference,  such listing will be interpreted to be illustrative only, and will not be interpreted as a limitation on or exclusive listing of the items included within the prior reference.

*  *  *  *  *

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Limited Liability Company Agreement as of the date set forth in the preamble hereof.

WIDEOPENWEST ILLINOIS, INC.
WIDEOPENWEST NETWORKS, INC.
WIDEOPENWEST OHIO, INC.
WIDEOPENWEST CLEVELAND, INC.
WOW SIGECOM, INC.
WIDEOPENWEST KITE, INC.

By
	Name:	Steven Cochran ”
	Title:	Treasurer

Signature Page to Second  Amended and Restated

 Limited  Liability  Company Agreement of

WitleOpenWest Finance, LLC

SCHEDULE I-A

Members Immediately Prior  to the Company’s Incurrence of the Debt Financing

Member	Class A Interests	Subsidiary
WideOpenWest Illinois, Inc.	7,987	WideOpenWest Illinois, LLC WideOpenWest Michigan, LLC WideOpenWest Mid-Michigan Holdings, LLC WideOpenWest Mid-Michigan, LLC
WideOpenWest Ohio, Inc.	1,859	WideOpenWest Ohio, LLC
WideOpenWest Cleveland, Inc.	893	WideOpenWest Cleveland, LLC
WideOpenWest Networks, Inc.	0	WideOpenWest Networks, LLC
WOW Sigecom, Inc.	1,079	Sigecom, LLC
Total	11,818

SCHEDULE 1-B

Members From  and After the Company’s Incurrence of the Debt Financing

Member	Class A Interests	Subsidiary:
WideOpenWest Illinois, Inc.	8,090	WideOpenWest Illinois, LLC WideOpenWest Michigan, LLC WideOpenWest Mid-Michigan Holdings, LLC WideOpenWest Mid-Michigan, LLC
WideOpenWest Ohio, Inc.	1,809	WideOpenWest Ohio, LLC
WideOpenWest Cleveland, Inc.	869	WideOpenWest Cleveland, LLC
WideOpenWest Networks, Inc.	—	WideOpenWest Networks, LLC
WOW Sigecom, Inc.	1,050	Sigecom, LLC
WideOpenWest Kite, Inc.	10,200	Kite Parent Corp. !
Total	22,018

16

SCHEDULE II

Members of the Board of Managers

Colleen Abdoulah

Steven Cochran

SCHEDULE III

Officers

Name	Office

Colleen Abdoulah	Chief Executive Officer

Steven Cochran	President, Chief Financial Officer and Treasurer

Craig Martin	Secretary